Exhibit 10.31

December 20, 2010

Samuel R. Trujillo

Dear Sam,

I am pleased to offer you the position of Executive Vice President, Marketing with Conceptus, Inc., at a starting salary of $20,416.66 per month, which equates to $245,000.00 annually, subject to all Federal, State and other applicable taxes and withholdings, payable on bi-weekly basis.

You will also be eligible to receive a bonus of up to 50% of your salary (pro-rated to your start date). The payout of the bonus is dependent upon the Company achieving its 2011 Goals and Objectives as well you achieving your department Goals and Objectives. I will further discuss with you the bonus program upon your hire. However, I have included in this packet an example of the 2010 bonus plan matrix as it relates to your position. Also, as part of this offer, you will also be given a Change in Control agreement. In addition, your compensation package will be reviewed during the normal executive review time, which usually takes place in February.

At the next scheduled Compensation Committee meeting after your employment start date (‘grant date’), Management will recommend a grant to you for stock-settled, stock appreciation rights (SARs) 125,000 shares of Conceptus, Inc. The terms of the stock appreciate rights are similar to stock options, but provide more flexibility in accordance with the Conceptus stock option plan. You will be given a copy of this plan at the time of your grant. According to the terms of that stock appreciation right, your exercise price will be set based on the market closing price of Conceptus on the grant date and you will become 12.50% vested after 6 months of employment, and then 1/48th per month thereafter such that you will be fully vested at four years. Your vesting will commence as of your first day of employment with Conceptus.

In this capacity, you will report directly to me, Mark Sieczkarek, President and CEO. Should you accept this offer, you will begin work as a regular, exempt employee.

Additionally, you will be provided with a relocation package to move from New Jersey to Northern California. A detail of your relocation package is attached.

As a regular employee of Conceptus, Inc., you will be eligible to participate in a number of Company sponsored benefits, which include: medical, dental, vision, life and long term disability insurance coverage. These benefits are effective the first day of your employment. You will also be eligible to join our 401(k) program and participate in our employee stock purchase plan.

Employment with Conceptus is for no specific period of time. As a result, either you or Conceptus, Inc. is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, titles, compensation and benefits, as well as Conceptus’ personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the President of the Company.

Your employment pursuant to this offer is contingent on your executing the enclosed Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the United States. Please provide the appropriate verification documents on your first day of employment.

In accepting our offer, we ask that you make every effort to protect the confidential and proprietary information of your current employer. This includes making sure that all technical documents currently in your possession are returned to your employer prior to your leaving.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept this offer, please sign and return this letter me. This offer, if not accepted, will expire on December 24, 2010. Also, this offer is contingent upon completion of your reference checks.

Sam, I look forward to having you join the Conceptus team. If you have any questions, please call me.

Sincerely,

Mark Sieczkarek

President and CEO

I have read and accept this employment offer.

/s/ SAMUEL R. TRUJILLO	12-21-2010	01-04-2011
Samuel R. Trujillo	Date	Start Date

Enclosures:     New Hire Packet

                        Change in Control